EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-129912, 333-133797, 333-147753, and 333-176421) pertaining to the Amended and Restated 2000-2002 Share Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Share Option Plan and the 2011 Equity Incentive Plan of Vistaprint N.V. of our reports dated August 15, 2013, with respect to the consolidated financial statements of Vistaprint N.V., and the effectiveness of internal control over financial reporting of Vistaprint N.V., included in this Annual Report (Form 10-K) for the year ended June 30, 2013.

/s/ Ernst & Young LLP
Boston, Massachusetts
August 15, 2013